Exhibit 99.1

For more information, contact:
Tom Miller Chief Financial Officer (818) 444-2325 tmiller@ixiacom.com	The Blueshirt Group Chris Danne, Rakesh Mehta (415)217-7722 chris or rakesh@blueshirtgroup.com
Ixia Announces Preliminary Fourth Quarter Results
CALABASAS, CA—January 5, 2006 —Ixia (Nasdaq: XXIA) today reported preliminary financial results for the fourth quarter ended December 31, 2005.
Net revenues for the fourth quarter of 2005 are expected to be in the range of $37.0 to $38.0 million, a 5% to 8% increase over the same period last year but below the Company’s guidance. Fourth quarter 2005 revenues were impacted by a sequential decrease in quarterly sales of over $4.0 million to its largest customer.
Earnings per diluted share on a GAAP basis for the fourth quarter of 2005 are expected to be approximately $0.07 to $0.08. Excluding the impact of non-cash charges and the related income tax effect, non-GAAP earnings per diluted share for the fourth quarter of 2005 are expected to be approximately $0.08 to $0.09.
“Importantly, bookings outside of our largest customer were at record levels in the fourth quarter and overall bookings were solidly ahead of shipments,” commented Errol Ginsberg, President and Chief Executive Officer of Ixia. “We continue to see a number of underlying positive trends, including the continued adoption of 10 Gigabit Ethernet and the roll-out of triple play services, which should benefit our growth over the long term. While fourth quarter revenues were impacted by this decrease in sales to our largest customer, we believe we continue to maintain market share and will continue to work closely with this customer on the testing and development of next generation networking equipment.”

“In the fourth quarter, we expect gross margins to remain near record levels,” added Mr. Ginsberg. “Additionally, we expect to generate over $7 million in cash in the quarter, bringing our cash and investments to approximately $200 million.”
On February 6, 2006, Ixia will release full financial results for the fourth quarter after the market closes and will host a conference call for analysts and investors to discuss the results at 5:00 p.m. Eastern Time. Open to the public, a live Web cast of the conference call will be accessible from the “Investors” section of Ixia’s Web site (www.ixiacom.com). Following the live Web cast, an archived version will be available in the “Investors” section on the Ixia Web site for 90 days.
Non-GAAP Information
Certain non-GAAP financial measures are included in this press release. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance. By excluding certain non-cash charges, as well as the related tax effects, our non-GAAP results provide information to both management and investors that is useful in assessing Ixia’s core operating performance and in evaluating and comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to evaluate financial results and to plan and forecast future periods. The presentation of this additional information is not meant to be considered a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures which are included below.
Reconciliation of Expected Non-GAAP to GAAP diluted earnings per share:

	Three months ended
	December 31, 2005
Diluted earnings per share, Non-GAAP	$0.08	to	$0.09
Amortization of intangible assets	(0.02)	to	(0.02)
Income tax effect	0.01	to	0.01

GAAP diluted earnings per share	$0.07	to	$0.08

About Ixia
Ixia is a leading, global provider of IP performance testing solutions. Its highly scalable solutions generate, capture, characterize, and emulate network and application traffic, establishing definitive performance and conformance metrics of network devices or systems under test. Ixia’s testing solutions are used by network and telephony equipment manufacturers, semiconductor manufacturers, service providers, governments, and large enterprises to validate the functionality and reliability of complex IP networks, devices, and applications. Ixia’s Triple Play test solutions address the growing need to test voice, video, and data services and network capability under real world conditions. Ixia’s vision is to be the world’s pre-eminent provider of solutions to enable testing of next generation IP Triple Play networks. Ixia’s analysis solutions utilize a wide range of industry-standard interfaces, including Ethernet, SONET, ATM, and wireless connectivity, and are distinguished by their performance, accuracy, reliability, and adaptability to the industry’s constant evolution.
For more information, contact Ixia at 26601 W. Agoura Road, Calabasas, CA 91302; (818) 871-1800, Fax: (818) 871-1805; Email: info@ixiacom.com or visit our Web Site at http://www.ixiacom.com
Ixia®, the Ixia four petal logo® are registered trademarks of Ixia. Unless otherwise indicated, other trademarks are the property of their respective owners.
Forward Looking Statements
Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding possible future revenues, growth and profitability and future business and market share. In some cases, such forward-looking statements can be identified by terms such as “may,” “will,” “expect,” “plan,” “believe,” “estimate,” “predict” or the like. Such statements reflect the Company’s current intent, belief and expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among other things: consistency of orders from significant customers, our success in developing and producing new products, and market acceptance of our products. These and other risk factors that may affect Ixia’s financial results in the future are discussed in Ixia’s periodic SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2004. Ixia undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.